Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is dated as of the 11 day of October, 2011.
BETWEEN:
Armeau Brands Inc., a Nevada Corporation, having an address at 1000 East William Street, suite 204, Carson City, NV  89701 USA
 (the “Corporation”)
AND:
Mr. Gagik Melyan, Viticulture Expert and Consultant, having an address at South Eastern District, Yerevan, Armenia
(the “Contractor”)

WHEREAS:
A.	The Corporation is a Nevada Corporation who’s objective is to produce Icewine in Armenia for the purposes of marketing worldwide, and
B.	The Corporation requires scientific and expert guidance and supervision of its vineyard activities in Armenia,
C.	For the grape season of 2011/2012, the Corporation wishes to obtain, and the Contractor wishes to provide to the Corporation certain services on the terms and conditions contained in this Agreement.
NOW THEREFORE IN CONSIDERATION of the mutual promises contained in this Agreement, the parties agree as follows:
1.	SERVICES TO BE PROVIDED
1.1	Effective October 11, 2011 (“Effective Date”), the Contractor will provide consulting services to the Corporation, which services are described in Schedule “A” to this Agreement (the “Services”), on the terms and conditions contained in this Agreement. If the Corporation requires the Contractor to maintain professional designations or licenses in order to perform the Services, that requirement or requirements, if applicable, are also set out in Schedule “A”.
1.2	The Contractor will report directly to Mr. H. Kaspar and Mr. A. Tavukciyan and will keep the Corporation informed of all matters concerning the Services as requested by the Corporation from time to time.

1.3	The Services performed by the Contractor will be provided at the location, and in accordance with the schedules and requirements described in Schedule “A”.
1.4	The Contractor will perform the Services to the level of competence and skill one would reasonably expect from other persons who have skills and experience similar to that of the Contractor.
2.	REMUNERATION AND EXPENSES
2.1	Consulting Fees. The Corporation will pay the Contractor USD $500 per month until the harvest and grape pressing is completed in 2012 as a lump sum compensation for all expenses incurred and fees to perform duties set in Schedule A (the “Service Fee”).
2.2	Invoices. At the end of each month, the Contractor will invoice or provide an invoice to the Corporation for activities undertaken for performing the Services during that month. Such invoice will show the Service Fee payable for that month, the number of visits made to the vineyard and include a brief description of the nature of the Services performed.
2.3	Taxes. The Contractor will show the amount of Taxes that the Contractor is required to remit as a separate line item on the Contractor’s invoice, if applicable.
2.4	Expenses. The Contractor will be responsible for all costs associated with the performance of the Services, i.e. travelling costs, and the Corporation will reimburse the Contractor on a lump sum monthly basis covering these expenses. Additional out-of-pocket expenses incurred by the Contractor on the Corporation’s behalf that the Corporation has pre-approved in writing will be reimbursed separately. The Contractor agrees to promptly forward to the Corporation all pertinent and available invoices for pre-approved expenses incurred by the Contractor, and the Corporation will reimburse the Contractor for such expenses upon presentation of an invoice or financial report.
2.5	Equipment. Unless specifically agreed otherwise by the Corporation, the Contractor is responsible to provide and maintain his own computers, software and other equipment and supplies required for the provision of the Services. Any software, program or equipment supplied by the Corporation in connection with the performance of the Services is and will remain the property of the Corporation and the Contractor agrees to return the same to the Corporation upon termination of this Agreement. This provision shall survive any termination of this Agreement.
3.	TERM AND TERMINATION
3.1	Subject to Section 3.2, this Agreement will commence on the Effective Date and will terminate upon the end of harvest and grape pressing unless the Agreement is terminated prior to the expiry of the Term in accordance with Section 3.2 hereof or is extended my mutual agreement in writing by the Parties on or prior to the expiry of the Term.
3.2	Notwithstanding Section 3.1, this Agreement may be terminated at any time by:

(a)	the Contractor, by giving at least thirty (30) days’ advance notice in writing to the Corporation;
(b)	the Corporation, by giving at least seven (7) days’ advance notice in writing to the Contractor; or
(c)	the Corporation without notice in the event the Contractor breaches the terms of this Agreement, including without limitation, if the Contractor fails to perform the Services as set out in this Agreement.
3.3	Upon termination of this Agreement for any reason, the Contractor shall promptly deliver the following in accordance with the directions of the Corporation:
(a)	a final accounting, reflecting the balance of service fees earned and pre-approved expenses incurred on behalf of the Corporation up to the date of termination;
(b)	all documents pertaining to the Corporation or Services provided under this Agreement, including but not limited to all books of account, correspondence and contracts and lists of all contracts established during the Term;
(c)	all Corporation property, including but not limited to Confidential Information in the Contractor’s possession or control pertaining to the Corporation, including without limitation, keys, pass cards, names of prospective customers or clients and information relating to prospective business opportunities of the Corporation; and
(d)	all equipment and any other property belonging to the Corporation.
4.	CONFIDENTIALITY, NON-SOLICITATION, AND OWNERSHIP OF PROPERTY
4.1	Confidential and Proprietary Information. “Confidential Information” means information, whether or not originated by the Contractor, that relates to the business or affairs of the Corporation, its affiliates, customers, clients or suppliers and is confidential or proprietary to, about or created by the Corporation, its affiliates, customers, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):
(a)	Works (as defined below);
(b)	computer software or technology and ideas of any type or form and in any stage of actual or anticipated development;
(c)	information relating to research or data that has not been publically disclosed, including but not limited to, the production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

(d)	information relating to internal Corporation personnel, including personal information about such personnel, financial information, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Corporation’s business;
(e)	marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Corporation that have been or are being discussed; and
(f)	all information that becomes known to the Contractor as a result of the Services that the Corporation, acting reasonably, believes is Confidential Information, or that the Corporation takes reasonable measures to protect the confidentiality of.
4.2	Protection of Confidential Information. The Contractor acknowledges that the Confidential Information is a valuable and unique asset of the Corporation and that the Confidential Information is and will remain the exclusive property of the Corporation. The Contractor agrees to maintain securely and hold in strict confidence all Confidential Information received or acquired by the Contractor or disclosed to the Contractor as a result of or in connection with the Services. The Contractor agrees that, both during and after the termination of this Agreement, the Contractor will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform its duties hereunder or as may be consented to by prior written authorization of the Corporation.
4.3	Exceptions to Obligations of Confidentiality. The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise is generally known in the industry through no act of the Contractor in breach of this Agreement, or that is required to be disclosed by court order or applicable law.
4.4	Third Party Confidential Information. The Contractor understands that the Corporation has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Corporation has agreed to keep confidential. The Contractor agrees that all such information shall be Confidential Information for the purposes of this Agreement.
4.5	Contractor’s Warranty. The Contractor need only devote such portion of the Contractor’s time as is necessary to perform the Services and subject to the provisions of this Section 4, the Contractor is not precluded from acting in any other capacity for any other person, firm, company or other legal entity, provided that such other services or work does not, in the reasonable opinion of the Corporation, conflict with the Contractor’s ability to perform the Services or the Contractor’s obligations pursuant to this Agreement. The Contractor represents and warrants that the Contractor:

(a)	is not bound by or subject to any restrictive covenants, including covenants regarding non-competition and non-solicitation in favour of a current or former employer or any other person, firm, company or other legal entity to whom the Contractor has provided services, currently does provides services or will provide services during the Term;
(b)	has not used and will not use, while performing the Services, any materials or documents belonging to third parties which the Contractor is under a duty not to disclose or which a third party considers to be confidential;
(c)	while performing the Services, shall not breach any obligation or confidence or duty the Contractor may have to any third parties, including former clients, other employers or former employers or any other person, firm, company or other legal entity to whom the Contractor has provided services, currently does provides services or will provide services during the Term;
(d)	will not remove, bring or use in providing the Services any personal property or assets of a current or former employer or any other person, firm, company or other legal entity to whom the Contractor has provided services, currently does provides services or will provide services during the Term, including supplies, equipment, files, reference materials, reports, computer software, data processing systems, data, pricing sheets, customer or client lists, specifications and other similar materials;
(e)	will not, to the best of his knowledge and belief, use or cause to be incorporated in any of the Contractor’s work product, any data, software (including open source software), information, designs, techniques or know-how which the Contractor or the Corporation do not have the right to use.
4.6	Intellectual Property.
(a)	In this Agreement:
(i)	the term “Intellectual Property Rights” means any and all legal protection recognized by the law (whether by statute, common law or otherwise, in Canada and all other countries world-wide) in respect of the Works (as defined herein) and Confidential Information, including trade secret and confidential information protection, patents, copyright and copyright registration, industrial design registration, trade dress and trade-marks and trade-mark registrations and other registrations or grants of rights analogous thereto; and

(ii)	the term “Works” includes all inventions, methods, processes, discoveries, designs, ideas, works, creations, developments, algorithms, drawings, compilations of information, analysis, experiments, data, reports, know-how, techniques, products, samples, tools, machines, software and all documentation therefore, flowcharts, specifications and source code listings, whether patentable or not, including any modifications or improvements thereto which: (A) are conceived, developed, created, generated or reduced to practice by the Contractor (whether alone or with others in or outside the Corporation) as a result of the performance of the Contractor’s Services for the Corporation; or, (B) result from tasks assigned to the Contractor by the Corporation; or (C) result from the use of the premises and property (including equipment, supplies or Confidential Information) owned or licensed by the Corporation.
(b)	During the Term, the Contractor will disclose all Works promptly and fully to the Corporation.
(c)	The Corporation will have sole and exclusive right, title and interest world-wide in and to all Works and Intellectual Property Rights, which right, title and interest will continue after termination of this Agreement.
(d)	The Contractor hereby assigns, and in the case of Works created after the date of the Effective Date, agrees to assign to the Corporation, without the need for any further remuneration or consideration, all right, title and interest that the Contractor may have in and to the Works and Intellectual Property Rights that the Contractor may have by virtue of having created, made, conceived or contributed to any such Works, whether alone or with others, in whole or in part, in the course of the performance of the Services for the Corporation before, on or after the Effective Date or while concerned with or involved in the Corporation’s business or with its premises or property. The Contractor hereby waives (and in the case of Works created after the Effective Date, agrees to waive) all moral rights that the Contractor may have with respect to the Works, and the Corporation may in its sole discretion assign the benefit of such waiver of moral rights. The Contractor agrees not to exercise such moral rights against any third parties without the express written consent of the Corporation and agrees that the above-noted waiver may be invoked by any person authorized by the Corporation to use and/or modify the Works.
(e)	The Contractor will execute and deliver to the Corporation whenever requested by the Corporation, any and all further documents and assurances that the Corporation may deem necessary or expedient to effect the purposes and intent of the assignment and waiver set out herein. If the Contractor refuses or fails to execute any further documents and assurances whenever requested by the Corporation, this Agreement shall form a power of attorney granting to the Corporation the right to execute and deliver on the Contractor’s behalf, all such further documents and assurances that the Corporation may deem necessary or expedient to effect the purposes and intent of the assignment and waiver set out herein on the Contractor’s behalf.

(f)	The Contractor will maintain at all times adequate and current records relating to the Works, which records will be and remain the property of the Corporation.
(g)	All documents, records, work papers, notes, memoranda and similar records of Confidential Information or Works made or compiled by the Contractor at any time or made available to the Contractor during the Contractor’s performance of the Services to the Corporation (whether before, on or after the Effective Date) including all copies thereof, are the property of the Corporation and will be delivered to the Corporation by the Contractor upon the termination of this Agreement or at any other time upon request by the Corporation.
4.7	Non-Solicitation of Employees/Contractors. During the term of this Agreement and for a period of twelve (12) months immediately following the termination of this Agreement, the Contractor covenants and agrees that he will not, directly or indirectly, on his own behalf or on behalf of a third party:
(a)	hire or retain any employee or independent contractor of the Corporation about whom the Contractor became aware in connection with providing the Services or with whom the Contractor had contact in connection with the provision of Services; or
(b)	contact, solicit or endeavour to entice away
(i)	any employee or independent contractor of the Corporation about whom the Contractor became aware in connection with providing the Services or with whom the Contractor had contact in connection with the provision of Services, or
(ii)	any person who was an employee or independent contractor of the Corporation on the termination date of this Agreement or during the period of 6 months immediately preceding termination about whom the Contractor became aware in connection with providing the Services or with whom the Contractor had contact in connection with the provision of Services, to terminate their employment or independent contractor agreement with the Corporation.
4.8	Equitable Relief. The Contractor acknowledges that the restrictions contained in this Section 4 are, in view of the nature of the business of the Corporation, reasonable and necessary to protect the legitimate interests of the Corporation, that the Corporation would not have entered into this Agreement in the absence of such restrictions and that any violation of any provision of those Sections could result in irreparable injury to the Corporation. The Contractor agrees that, in the event of a violation of any of the restrictions referred to in this Section 4, the Corporation shall be entitled to such injunctive relief or other remedies at law or in equity which the Court deems fit.
4.9	The provisions of this Section 4 will survive any termination of this Agreement.

5.	INDEPENDENT CONTRACTOR RELATIONSHIP
5.1	It is expressly agreed that in performing the Services, the Contractor is acting as an independent contractor, and not an employee of the Corporation, and that the Contractor has no authority or right to bind the Corporation or enter into any contracts, agreements, or other legal commitments or obligations with third parties on behalf of the Corporation. The Contractor is responsible for any taxes levied or owed by any governmental or equivalent authority with jurisdiction over the compensation payable pursuant to this Agreement.
5.2	The Contractor need only devote such portion of the Contractor’s time as is agreed to pursuant to this Agreement. The Contractor is not precluded from acting in any other capacity for any other person, firm or Corporation provided that it does not, in the reasonable opinion of the Corporation, conflict with the Contractor’s ability to perform the Services or the Contractor’s obligations pursuant to this Agreement.
5.3	The Corporation will not pay any contribution to any Pension Plan, employment insurance, or federal and provincial withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship on behalf of the Contractor.
5.4	The Contractor represents and warrants that the Contractor has the right to provide the Services required under this Agreement without violation of obligations to others and that all advice, information, documents and Services given or provided by the Contractor to the Corporation under this Agreement may be used fully and freely by the Corporation, unless otherwise so designated in writing by the Contractor at the time of communication of such information.
6.	GENERAL
6.1	This Agreement cancels and supersedes any existing Agreement or other arrangement between the Corporation and the Contractor, and contains the entire Agreement and obligation between the parties with respect to its subject matter. No amendment to this Agreement will be valid or effective unless in writing and signed by both parties.
6.2	Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.
6.3	No consent, approval or waiver, express or implied, by either party hereto, to or of any breach of default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of its rights under this Agreement, and the granting of any consent or approval in any one instance by or on behalf of the Corporation shall not be construed to be a waiver or limit the need for such consent in any other or subsequent instance.

6.4	Any notice given or required to be given under this Agreement will be in writing and signed by or on behalf of the party giving it. Such notice may be served personally and in either case may be sent by priority post to the addresses of the parties noted on page one of this Agreement. Any notice served personally will be deemed served immediately, and if mailed by priority post will be deemed served 72 hours after the time of posting.
6.5	Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.
6.6	The Schedules attached hereto are hereby incorporated into this Agreement and form a part hereof. All terms defined in the body of this Agreement will have the same meaning in the Schedules attached hereto.
6.7	The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and will not in any manner affect the construction or meaning of anything herein contained or govern the rights or liabilities of the parties hereto.
6.8	Unless otherwise provided, all dollar amounts referred to in this Agreement are in US dollars.
6.9	If any part of this Agreement is determined by a court or tribunal of competent jurisdiction to be void or unenforceable for any reason whatsoever, then such part will be severed from this Agreement and will not affect the validity of the remainder of this Agreement.
6.10	The Contractor may not sell, assign or transfer any rights or interests created under this Agreement or delegate any of the Contractor’s duties without the prior written consent of the Corporation.
6.11	This Agreement will be governed by and interpreted and construed in accordance with the laws of the State of Nevada.
6.12	This Agreement will be to the benefit of and be binding on, as applicable, the respective heirs, executors, administrators, successors and permitted assigns of each of the parties.
6.13	This Agreement may be executed in counterpart and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (“.pdf”), shall be equally effective as delivery of a manually executed counterpart hereof. The parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defense based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

6.14	The Contractor acknowledges that this Agreement was prepared by counsel for the Corporation, who received instructions from the Corporation and do not represent the Contractor. As such, the Contractor acknowledges that:
(a)	the Contractor has been requested to obtain his own independent legal advice on this Agreement prior to signing this Agreement;
(b)	the Contractor has been given adequate time to obtain independent legal advice;
(c)	by signing this Agreement, the Contractor confirms that he fully understands this Agreement; and
(d)	if the Contractor signs this Agreement without first obtaining independent legal advice, by signing this Agreement without first obtaining such advice, the Contractor waives his right to obtain independent legal advice.
INTENDING TO BE LEGALLY BOUND, the parties have signed this Agreement as of the day and year first written above.

Armeau Brands Inc.

/s/ Arto Tavukciyan	/s/ Gagik Melyan
Authorized Signatory/Corporation	Contractor
Arto Tavukciyan	Gagik Melyan
South Eastern District
Yerevan, Armenia

SCHEDULE “A”
SERVICES

As of the date of this Agreement, the Contractor shall provide the Corporation with the following Services in accordance with instructions from the Corporation from time to time:

1-	Manage all aspects of vineyard maintenance and harvest until the grape pressing phase;
2-	Take weekly trips to the vineyard plot leased by Armeau Brands (via 365 Wines);
3-	Analyse grape samples and provide reports for each analysis;
4-	Evaluate according to a proven methodology the quantity of harvest yield for 2012;
5-	Ensure all necessary treatments required to maintain the vineyard throughout the winter;
6-	Study weather analyses in the area and record weather data on daily basis;
7-	Assist in managing ground staff;
8-	Provide overall bi-monthly reports, study icewine harvest manual, give feedbacks;
9-	Manage and oversee the harvest according to specifications provided by Armeau Brands.